UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2014 (July 7, 2014)

RCS Capital Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35924	38-3894716
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

405 Park Ave., 14th Floor New York, NY	10022
(Address of principal executive offices)	(Zip Code)

(866) 904-2988

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

Completion of ICH Merger

Pursuant to the terms of the Agreement and Plan of Merger, dated as of October 27, 2013, as amended as of February 28, 2014 (the “Merger Agreement”), by and among RCS Capital Corporation (“RCAP”), Zoe Acquisition, LLC (“Merger Sub”) and Investors Capital Holdings, Ltd. (“ICH”), on July 11, 2014, ICH was merged with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger and continuing as a wholly owned subsidiary of RCAP under the name “Investors Capital Holdings, LLC”.

ICH was a public company with its common stock traded on the NYSE MKT under the symbol “ICH” and functioned as a financial services holding company that operated primarily through its wholly-owned broker-dealer and registered investment advisor subsidiary, Investors Capital Corporation. ICH provided independent broker-dealer services and investment advisory services and had approximately 550 registered representatives across the United States. Upon the closing of the Merger, ICH’s common stock will cease trading on the NYSE MKT.

Pursuant to the Merger Agreement, each share of ICH common stock issued and outstanding immediately prior to the effective time of the merger (including shares of restricted ICH common stock and shares issued upon exercise of options to purchase shares of ICH common stock, but excluding any shares owned by ICH, RCAP or any of our wholly owned subsidiaries) was converted into the right to receive, at the holder’s election, either $7.25 in cash, referred to as the “cash election consideration,” or 0.3334 of a share of RCAP Class A common stock, referred to as the “stock election consideration,” representing the quotient of $7.25 divided by the volume weighted average trading price of a share of RCAP Class A common stock for the five consecutive trading days immediately preceding the closing of the merger. Holders who failed to make an election automatically received shares of RCAP Class A common stock. No fractional shares of RCAP Class A common stock will be issued under the merger agreement, and ICH stockholders will receive cash in lieu of fractional shares based on the same price per share of RCAP Class A common stock used to calculate the merger consideration.

The aggregate merger consideration payable in the Merger is approximately $52.5 million. In connection with the Merger, RCAP will issue approximately two million shares of its Class A common stock, which were previously registered pursuant to a registration statement on Form S-4, and pay aggregate cash consideration of approximately $8.7 million.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which was filed as an exhibit to the Current Report on Form 8-K filed by RCAP on October 28, 2013, and the First Amendment to Merger Agreement, a copy of which was filed as an exhibit to the Annual Report on Form 10-K filed by RCAP on February 28, 2014, respectively, both of which are incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Compensatory Arrangements of Certain Officers.

Resignation of Brian S. Block as Director

On July 7, 2014, Brian S. Block resigned as a member of the board of directors of RCAP effective as of July 7, 2014.   Mr. Block’s resignation did not result from a disagreement with RCAP and therefore disclosure under Item 5.02(a) of Form 8-K is not required.

Item 8.01. Other Events.

On July 11, 2014, RCAP issued a press release announcing the completion of the Merger. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

The required financial statements of ICH will be filed no later than 71 days after the date this Current Report on Form 8-K.

(b) Pro forma financial information.

The required pro forma financial information of RCAP, taking into account the acquisition of ICH, will be filed no later than 71 days after the date this Current Report on Form 8-K.

(d) Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of October 27, 2013, by and among the Company, Zoe Acquisition, LLC and Investors Capital Holdings, Ltd., incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed October 28, 2013.

2.2	First Amendment to Agreement and Plan of Merger, dated as of February 28, 2014, by and among the Company, Zoe Acquisition, LLC and Investors Capital Holdings, Ltd., incorporated by reference to Exhibit 2.6 to the Company’s Annual Report on Form 10-K filed February 28, 2014.

99.	Press Release, dated July 11, 2014, issued by RCAP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RCS Capital Corporation

Date: July 11, 2014	By:	/s/ William M. Kahane
	Name:	William M. Kahane
	Title:	Chief Executive Officer and Director